Exhibit 99.1
February 5, 2008
Mr. William E. Bucek
1912 County Road 4120
Meridian, Texas 76665
Dear Bill:
     The board of directors (the “Board”) of Craftmade International, Inc. (the “Company”) recognizes the valuable experience that you have gained as chief executive officer of various companies involved in sales and manufacturing, including team-building skills and the effective evaluation of senior management personnel. The Board believes that your business expertise will assist the Company through various important transitions that it faces in coming months. Consequently, the Board has requested that you provide the Company with certain consulting services, the terms and conditions of which are set forth in this letter agreement (this “Agreement”).
1. Consulting Duties and Responsibilities. You agree to perform the following duties with respect to the Company during the term of this Agreement (the “Consulting Services”):
(a)	Working with the Company’s senior management team to oversee the successful integration into the Company’s overall business of the assets of Woodard, LLC, which the Company purchased on January 2, 2008;
(b)	Working with the Company’s senior management team to develop a strategic marketing and sales plan for the Company;
(c)	Assisting the Board by evaluating the Company’s members of senior management to determine which such individuals, if any, should be considered by the Board as candidates for the position of Chief Executive Officer of the Company; and
(d)	Facilitating the retirement of James R. Ridings from the position of Chief Executive Officer of the Company, to be effective June 30, 2008, by efforts to ensure a smooth transition regarding the Company’s operations.
     You agree to provide each of the members of the Board with a report on the progress of the Consulting Services at least weekly during the Term (as defined below). You may deliver your reports by e-mail or through conference telephone calls. The Board may expand your duties under this Agreement if you and the Board mutually agree upon additional items.
     Your provision of the Consulting Services will require you to spend significant time at the Company’s operating locations, including Coppell, Texas, Chicago, Illinois and Owosso, Michigan, as well as time as needed at the manufacturing facilities of the Company’s vendor in Mexico.

2. Term. This Agreement shall be effective as of February 1, 2008 and shall continue until June 30, 2008 (the “Term”). The Term of this Agreement may be extended if necessary by the mutual agreement of the parties hereto. This Agreement may be terminated for any reason or no reason upon 30 days’ written notice by either party hereto.
3. Compensation. In consideration of the Consulting Services, the Company shall pay you a fee of $12,500 per month during the Term. In addition, the Company shall issue you a Company credit card to pay your living expenses in the Dallas/Fort Worth area during the Term. The Company also shall reimburse you for all reasonable out-of-pocket costs and expenses incurred by you during the Term in providing the Consulting Services, including without limitation costs and expenses for travel, lodging and meals, if any, all in accordance with the Company’s reimbursement policies and procedures. Finally, the Company will make an in-kind payment to you of the Company’s products (to be determined by mutual agreement of the parties hereto) valued at $6,000 in payment for expenses incurred by you in connection with the acquisition of the assets of Woodard, LLC.
4. Director Status. You acknowledge that your provision of the Consulting Services will prevent you from maintaining your status as an independent director, as defined in part by the objective standards set forth in the NASDAQ Marketplace Rules. Accordingly, you hereby acknowledge your resignation from your positions as Chairman and member of the Company’s Nominating Corporate Governance and as a member of the Audit Committee, Compensation Committee and Qualified Legal Compliance Committee of the Company.
     Please indicate your acceptance of the above terms and conditions by signing and returning the enclosed copy of this Agreement as soon as possible.

Sincerely,
/s/ James. R. Ridings
Craftmade International, Inc.

Agreed as of February 5, 2008

/s/ William E. Bucek
William E. Bucek